Exhibit 5.1

August 2, 2021

Twilio Inc.

375 Beale Street, Suite 300

San Francisco, CA 94105

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed by Twilio Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about August 2, 2021, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 9,939,387 shares (the “Shares”) of the Company’s Class A common stock, $0.001 par value per share (the “Common Stock”), subject to issuance by the Company (i) pursuant to the Company’s Amended and Restated 2016 Stock Option and Incentive Plan and Amended and Restated 2016 Employee Stock Purchase Plan (collectively, the “Twilio Plans”) and (ii) upon the exercise of stock options and settlement of restricted stock units granted under the Zipwhip, Inc. (“Zipwhip”) 2018 Equity Incentive Plan and Amended and Restated 2008 Stock Plan, as amended (collectively, the “Zipwhip Plans” and together with the Twilio Plans, the “Plans”), and assumed by the Company in accordance with the terms of that certain Agreement and Plan of Reorganization by and among the Company, Zeus Merger Sub I, Inc., Zeus Merger Sub II, LLC, Zipwhip and Fortis Advisors LLC, as the Stockholder Representative, dated as of May 16, 2021.

In connection with our opinion expressed below, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) and the Company’s Second Amended and Restated Bylaws (the “Bylaws” and together with the Certificate, the “Charter Documents”); the Merger Agreement; the Registration Statement and the exhibits thereto; the Plans and the forms of award agreements and subscription agreement thereunder; certain corporate proceedings of the Company’s board of directors (the “Board”) and stockholders relating to the adoption or approval of the Merger Agreement, the Plans, the reservation of the Shares for sale and issuance, the filing of the Registration Statement and the registration of the Shares under the Securities Act and documents regarding the Company’s outstanding and reserved capital stock and other securities and such other documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the absence of any undisclosed termination, waiver or amendment to any document reviewed by us, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company. We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so. In giving our opinion, we have also relied upon a good standing certificate issued by the Delaware Secretary of State and representations made to us by the Company, including without limitation representations in a Management Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or equity plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

Twilio Inc.

August 2, 2021

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the Delaware General Corporation Law now in effect. We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon the foregoing, we are of the opinion that when the Shares to be issued and sold by the Company: (a) upon the exercise or vesting of awards granted or to be granted under the Twilio Plans and (b) upon the exercise of stock options and the settlement of restricted stock units granted under the Zipwhip Plans and assumed by the Company in accordance with the terms of the Merger Agreement, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share) in accordance with the terms (including without limitation payment and authorization provisions) of the applicable Plan and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares, will be validly issued, nonassessable and fully paid.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP